Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Joey Agree

Chief Executive Officer

(248) 737-4190

AGREE REALTY ANNOUNCES APPOINTMENT OF

MATTHEW M. PARTRIDGE AS CHIEF FINANCIAL OFFICER

BLOOMFIELD HILLS, MI (November 23, 2015) - Agree Realty Corporation (NYSE: ADC) today announced the appointment of Matthew M. Partridge as Executive Vice President, Secretary and Chief Financial Officer, effective January 11, 2016.

Mr. Partridge currently serves as Vice President of Finance at Pebblebrook Hotel Trust, where his responsibilities include strategic planning, capital markets activities, risk management and investor relations. Prior to joining Pebblebrook Hotel Trust, Mr. Partridge held positions at Phillips Edison & Company focusing on acquisitions and investment management, and at Huron Consulting Group.

“We are very excited to have Matt join Agree Realty," said Joey Agree, President and Chief Executive Officer. "Matt’s public REIT experience, industry relationships, and expertise in real estate finance, capital markets, and investor relations will be valuable additions to our leadership team. With Matt’s addition, we are confident that the Company is in position to execute on our unique operating strategy in 2016 and beyond."

Mr. Partridge graduated from Eastern Michigan University with a Bachelor of Business Administration degree in Finance and holds a Masters of Business Administration degree from Xavier University.

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operated a portfolio of 268 properties, located in 41 states and containing approximately 4.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”.